Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Cullman Bancorp, Inc.

Cullman, Alabama

As Of:

May 29, 2009

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Cullman Bancorp, Inc.

Cullman, Alabama

As Of:

May 29, 2009

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 8, 2009

Board of Directors

Cullman Savings Bank

316 Second Avenue, SW

Cullman, Alabama 35055

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the to-be-issued stock of Cullman Bancorp, Inc. (the “Corporation”), which is the mid-tier holding company of Cullman Savings Bank, Cullman, Alabama, (“Cullman Savings” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering, with Cullman Bancorp, MHC, a federally chartered mutual holding company, to own approximately 55 percent of the shares of the Corporation, with 43 percent of the shares of the Corporation to be offered to the public and 2 percent of the shares to be issued to the Cullman Savings Bank Foundation. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data and material provided to us by the Corporation, Cullman Savings and the independent auditors, Crowe Horwath, LLP, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Corporation and the Bank, with the law firm of Luse Gorman Pomerenk & Schick LLP, the Bank’s conversion counsel, and with Crowe Horwath. Further, we viewed the Corporation’s local economy and primary market area.

Board of Directors

Cullman Savings Bank

June 8, 2009

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of May 29, 2009, the pro forma market value or appraised value of Cullman Bancorp, Inc. was $19,000,000 at the midpoint of the valuation range, with a minority public offering of $8,170,000 or 817,000 shares at $10 per share.

Very truly yours,

KELLER & COMPANY, INC.

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this amended Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Cullman Bancorp, Inc. (the “Corporation”), formed as a mid-tier holding company to own all of the common stock of Cullman Savings Bank (“Cullman” or the “Bank”), Cullman, Alabama. Under the Plan of Conversion, the Corporation will be majority owned by Cullman Savings Bank, MHC, a federally chartered mutual holding company, which will own 55.0 percent of the Corporation. The Corporation will sell to the public 43.0 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering and 2.0 percent of the shares will be issued to the Cullman Savings Bank Foundation.

The Application for Conversion is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). We have reviewed such Application for Conversion as well as the Prospectus and related documents, and have discussed them with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, LLP, Washington, D.C.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion of each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion

Introduction (cont.)

to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five years ended December 31, 2008, and the unaudited financial statements for the three months ended March 31, 2008 and 2009, and discussed them with Cullman’s management and with Cullman’s independent auditors, Crowe Horwath, LLP, Brentwood, Tennessee. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form S-1 and the Bank’s preliminary Forms MHC-1 and MHC-2 and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Cullman’s main office and two branch offices and have traveled the surrounding area in Cullman County. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Alabama and the United States. We have also examined the competitive market within which Cullman operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Cullman to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based

Introduction (cont.)

on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF CULLMAN SAVINGS BANK

GENERAL

Cullman Savings Bank was organized in 1887 as a state-chartered mutual savings and loan association with the name Cullman Building and Loan. In 1941 the Bank changed its name to Cullman Savings and Loan. In 1994, Cullman converted to a federal mutual savings bank and changed its name to Cullman Savings Bank. In 2003, Cullman formed a foundation to be used as another tool to support the Bank’s community. The Bank will file for approval to form a mid-tier stock holding company with the name Cullman Bancorp, Inc., which will own all of the stock of the Bank. The Bank’s planned mutual holding company, Cullman Savings Bank, MHC, will own 55.0 percent of Cullman Bancorp, Inc.

Cullman conducts its business from its main office in Cullman and its two branch offices, one in Cullman and one in Hanceville, Alabama. The Bank’s primary market area is focused on Cullman County. The Bank has no additional loan production offices. The Bank also has no active subsidiaries.

Cullman’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Cullman is a member of the Federal Home Loan Bank (the “FHLB”) of Atlanta and is regulated by the OTS and by the FDIC. As of March 31, 2009, Cullman had assets of $214,212,000, deposits of $134,860,000 and equity of $25,963,000.

Cullman has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Cullman has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 19.9 percent of its loan originations during the year ended December 31, 2008. Nonresidential loan originations represented a larger 40.9 percent of loan originations in the year ended December 31, 2008.

General (cont.)

At March 31, 2009, 52.7 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a larger 64.1 percent at December 31, 2004, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, home equity loans, consumer loans, and commercial loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $29.5 million, or a moderate 13.7 percent of its assets, excluding FHLB stock of $3,325,000 or 1.55 percent of assets at March 31, 2009. The Bank had $6.9 million of its investments in mortgage-backed and related securities representing 3.2 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $8,170,000 or 817,000 shares at $10 per share, representing 43 percent of the midpoint fully converted appraised value of $19.0 million. The net conversion proceeds will be $7.4 million, net of conversion expenses of approximately $820,000. The actual cash proceeds to the Bank of $3.7 million will represent 50.0 percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued in the minority offering or 152,000 shares at $10 per share, representing $1,520,000 or 8.0 percent of the total value. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP and to invest in short-term deposits. The Corporation will also issue 2.0 percent of its share to Cullman’s Foundation.

General (cont.)

The Bank has experienced a strong deposit increase over the past two fiscal years with deposits increasing 25.1 percent from December 31, 2006, to December 31, 2008, or an average of 12.6 percent per year. From December 31, 2008, to March 31, 2009, deposits then increased by $646,000 or 0.5 percent compared to an increase of $5.4 million or 4.2 percent in fiscal year 2008.

The Bank has focused on strengthening its loan activity during the past three years, monitoring its net interest margin and earnings, on controlling its nonperforming assets and maintaining a reasonable equity to assets ratio. Equity to assets decreased from 13.29 percent of assets at December 31, 2006, to 12.17 percent at December 31, 2008, and then decreased to 12.12 percent at March 31, 2009. It should be noted that total equity increased in dollars from $25.4 million at December 31, 2006, to $26.0 million at March 31, 2009, but represented a lower ratio to assets due to the Bank’s strong growth in assets.

The primary lending strategy of Cullman has been to focus on the origination of residential real estate loans and commercial real estate loans, with a recent increase in commercial loan activity.

The Bank’s share of one- to four-family residential mortgage loans decreased modestly from 64.1 percent of gross loans at December 31, 2004, to 52.7 percent as of March 31, 2009. Commercial real estate loans increased from 20.9 percent of loans to 34.0 percent from December 31, 2004, to March 31, 2009. All types of real estate loans as a group experienced a minimal decrease, declining from 93.3 percent of gross loans at December 31, 2004, to 92.5 percent at March 31, 2009. The high share of real estate loans was due to the Bank’s smaller share of commercial and consumer loans, which exclude home equity loans. The Bank’s share of consumer loans experienced a modest decrease in their share of loans from 6.69 percent at December 31, 2004, to 2.95 percent at March 31, 2009, and the dollar balance of consumer loans decreased from $7.4 million to $5.0 million. The Bank’s share of commercial loans increased from zero at December 31, 2004, to 4.57 percent at March 31, 2009.

General (cont.)

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain higher general valuation allowances, but recognizing the Bank’s lower balance of higher risk loans and lower charge-offs. At December 31, 2004, Cullman had $283,000 in its loan loss allowance or 0.26 percent of gross loans, and 106.0 percent of nonperforming assets with the allowance increasing to $599,000 and representing a higher 0.36 percent of gross loans and a lower 44.1 percent of nonperforming assets at March 31, 2009.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with less emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of Cullman at March 31, 2009, and at year end December 31, 2004 through 2008, is shown in Exhibits 1 and 2, and the earnings performance of Cullman for the three months ended March 31, 2008 and 2009, and for the years ended December 31, 2004 through 2008, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data for Cullman at March 31, 2008 and 2009, and at December 31, 2006, 2007 and 2008. It has been Cullman’s objective to increase its loans, deposits, and equity from December 31, 2006, through March 31, 2009. The most recent impact of these trends, recognizing the declining trend in interest rates, was a modest decrease in assets, a modest increase in FHLB advances, modest decreases in investments and deposits, with a modest increase in loans from December 31, 2008, to March 31, 2009. Cullman also experienced a minimal increase in the dollar amount of equity during that period. The Bank’s decrease in assets was $3.2 million or 1.5 percent from December 31, 2008, to March 31, 2009.

During the past two fiscal years, the Bank experienced its larger dollar increase in assets of $13.3 million in fiscal year 2008, which represented a moderate 6.5 percent increase in assets due to a $1.9 million increase in loans, accented by a $3.2 million increase in investments and a $4.8 million increase in cash and cash equivalents. Such increase in assets was preceded by a $13.3 million or 7.0 percent increase in assets in fiscal 2007. In the three months ended March 31, 2009, assets decreased $3.2 million or 1.5 percent.

Cullman’s loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $147.6 million at December 31, 2006, to $166.4 million at December 31, 2008, and represented a total increase of $18.8 million or 12.7 percent. For the three months ended March 31, 2009, loans increased by $1.6 million or 0.9 percent to $168.0 million.

Cullman has obtained funds through deposits and through the use of FHLB advances. The Bank’s competitive rates for deposits and three offices in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased a

Performance Overview (cont.)

strong $26.9 or 25.1 percent from December 31, 2006, to December 31, 2008. For the three months ended March 31, 2009, deposits increased by $646,000 or 0.5 percent. The Bank’s largest deposit growth period was in the fiscal year ended December 31, 2007, when deposits increased $21.6 million or a strong 20.1 percent.

The Bank experienced an increase in the dollar amount of its equity in fiscal years 2006, 2007 and 2008, and also experienced a modest increase in equity from December 31, 2008, through March 31, 2009. The dollar amount of equity increased 4.3 percent from December 31, 2006, to December 31, 2008, and then decreased 1.8 percent from December 31, 2008, through March 31, 2009. At December 31, 2006, the Bank had equity of $25.4 million, representing a 13.29 percent equity to assets ratio and then increased to $26.4 million at December 31, 2008, representing a lower 12.7 percent equity to assets ratio due to the Bank’s increase in assets. At March 31, 2009, equity was a lower $26.0 million and a lower 12.12 percent of assets due to the Bank’s continued growth in assets and a one time loss on investments.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Cullman, providing selected income and expense data in dollars for the fiscal years of 2006, 2007 and 2008, and for the three months ended March 31, 2008 and 2009.

Cullman experienced a moderate increase in its dollar amount of interest income from fiscal 2006 to fiscal 2008. Interest income was $10.54 million in 2006 and a larger $13.09 million in 2008, representing an increase of $2,550,000 or 24.2 percent.

The Bank’s interest expense also experienced a modest increase from fiscal year 2006 to 2008. Interest expense increased from $6.05 million in 2006 to $6.77 million in 2008,

Income and Expense (cont.)

representing an increase of $720,000 or 11.9 percent, resulting in an increase in net interest income. Net interest income increased $1,830,000 or 40.7 percent from 2006 to 2008. In the three months ended March 31, 2009, compared to the three months ended March 31, 2008, there was a modest decrease in interest income of $120,000, notwithstanding the decrease in interest expense of $338,000, resulting in a dollar increase in net interest income of $218,000 or 15.3 percent for the three months ended March 31, 2009, and a moderate increase in net interest margin.

The Bank has made provisions for loan losses in two of the past three fiscal years of 2006, 2007 and 2008. The Bank also made provisions in the three months ended March 31, 2009. The provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, repossessed assets, and industry norms. The Bank had provisions of $221,000 and $145,000 in fiscal years 2006 and 2008, respectively, and $125,000 in the three months ended March 31, 2009. The Bank had net charge-offs of $24,000 in 2006, $27,000 in 2007, $103,000 in 2008 with no charge-offs in the three months ended March 31, 2009. The impact of these provisions and net charge-offs has been to provide Cullman with a general valuation allowance of $599,000 at March 31, 2009, or 0.36 percent of gross loans and 44.1 percent of nonperforming assets.

Total other income or noninterest income indicated an increase from fiscal year 2006 to fiscal year 2008. In the year ended December 31, 2006, noninterest income was $141,000 or 0.07 percent of assets. In the year ended December 31, 2008, noninterest income was a larger $726,000, representing a higher 0.33 percent of assets with the increase due primarily to higher service fee income. For the three months ended March 31, 2009, noninterest income was $160,000 or 0.30 percent of assets, annualized. Noninterest income consists primarily of service charges, loan servicing fees, other income, and BOLI income.

The Bank’s general and administrative expenses or noninterest expenses increased from $3.8 million for the fiscal year of 2006 to $5.9 million for the fiscal year ended December 31, 2008, representing an increase of 53.0 percent. The higher increase is due to a $1.2 million

Income and Expense (cont.)

impairment loss on investments in 2008. On a percent of average assets basis, operating expenses increased from 2.00 percent of average assets for the fiscal year ended December 31, 2006, to 2.70 percent for the fiscal year ended December 31, 2008, and then increased to 3.55 percent for the three months ended March 31, 2009, annualized, due to one time expenses.

The net earnings position of Cullman has indicated moderate volatility. The annual net income figures for the fiscal years ended December 31, 2006, 2007 and 2008, were $404,000, $550,000 and $296,000, respectively, representing returns on average assets of 0.21 percent, 0.28 percent and 0.14 percent for fiscal years 2006, 2007 and 2008, respectively. For the three months ended March 31, 2009, Cullman had a net loss of $342,000, representing a negative return on average assets of 0.65 percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended March 31, 2009. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were two adjustments to earnings, reducing the Bank’s higher provision for loan losses by $200,000 and reducing the Bank’s loss on sale of investments by $1,883,000 and applying a tax rate of 34.00 percent, resulting in a change in Cullman’s net income to a higher $1,661,000.

Key performance indicators, including asset quality ratios and capital ratios are shown in Exhibit 8. The Bank’s return on assets decreased slightly from 0.21 percent in 2006, to 0.14 percent in fiscal year 2008 and then increased to 0.61 percent in the three months ended March 31, 2009, annualized.

The Bank’s lower return on average equity decreased from 2006 to 2008. The return on average equity decreased from 1.62 percent in 2006 to 1.11 percent in fiscal year 2008 and than decreased to a negative 5.17 percent for the three months ended March 31, 2009, annualized.

Income and Expense (cont.)

The Bank’s net interest rate spread increased from 2.27 percent in 2006 to 2.94 percent in 2008 and then increased to 3.22 percent for the three months ended March 31, 2009, annualized. The Bank’s net interest margin indicated a similar trend, increasing from 2.53 percent in 2006 to 3.14 percent in 2008, and then increased to 3.38 percent for the three months ended March 31, 2009. Cullman’s net interest rate spread increased 67 basis points from 2006 to 2008 and then increased 28 basis points in the first three months of fiscal 2009. The Bank’s net interest margin followed a similar trend, increasing 61 basis points from 2006 to 2008 and then increased 26 basis points in the first three months of fiscal 2009.

Cullman’s ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 107.00 percent at December 31, 2006, to 105.00 percent at March 31, 2009. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its equity ratio.

As discussed previously, the Bank’s ratio of noninterest expenses to average assets increased from 2.00 percent in fiscal year 2006 to 2.70 percent in fiscal year 2008 and then increased to 3.55 percent for the three months ended March 31, 2009, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income, referred to as the “efficiency ratio.” The industry norm is 60.1 percent with a lower ratio indicating greater efficiency. Historically, the Bank has been characterized by lower efficiency, reflected in its higher efficiency ratio, which decreased from 77.23 percent in 2006 to 65.07 percent in 2008 and then increased to 104.16 percent for the three months ended March 31, 2009, annualized, due to one time expenses.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans and the ratio of nonperforming assets to assets are two fundamental indicators of asset quality. Cullman experienced an increase in its ratios of nonperforming loans and assets to both loans and total assets from 2006 to 2008, and then a

Income and Expense (cont.)

further increase in the three months ended March 31, 2009. Nonperforming assets consist of real estate owned, loans delinquent 90 days or more but still accruing, and nonaccruing loans. The Bank’s ratio of nonperforming assets to total assets was 0.71 percent at March 31, 2009, increasing from 0.17 percent at December 31, 2006, and the Bank’s ratio of nonperforming loans to loans increased from 0.06 percent at December 31, 2006, to 0.33 percent at March 31, 2009.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.31 percent of loans at December 31, 2006, and a higher 0.36 percent at March 31, 2009. Cullman’s allowance for loan losses to nonperforming loans was 481.05 percent at December 31, 2006, and 106.58 percent at March 31, 2009.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2007 and 2008 and the three months ended March 31, 2009. In fiscal year 2007, net interest income increased $1,000, due to an increase in interest income of $1,136,000, reduced by a $1,135,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $519,000, accented by an increase due to rate of $617,000. The increase in interest expense was due to a $133,000 increase due to volume, accented by a $1,002,000 increase due to rate.

In fiscal year 2008, net interest income increased $1,829,000, due to an increase in interest income of $1,414,000, accented by a reduction in interest expense of $415,000. The increase in interest income was due to an increase due to volume of $1,047,000, accented by an increase due to rate of $367,000. The decrease in interest expense was due to a $1,588,000 decrease due to rate, reduced by a $1,173,000 increase due to volume.

For the three months ended March 31, 2009, net interest income increased $217,000, due to a decrease in interest income of $121,000, increased by a $338,000 increase in interest expense. The decrease in interest income was due to a decrease due to rate of $138,000, reduced by an increase due to volume of $17,000. The decrease in interest expense was due to a $377,000 decrease due to rate, reduced by a $39,000 increase due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the fiscal years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2008 and 2009, can be seen in Exhibit 10, which offers a summary of yields on interest-earning assets and costs of interest-bearing liabilities.

Cullman’s weighted average yield on its loan portfolio increased 32 basis points from fiscal year 2006 to 2007, from 6.24 percent to 6.56 percent, then increased 34 basis points from fiscal 2007 to 2008, from 6.56 percent to 6.90 percent and then decreased 7 basis points to 6.83 percent for the three months ended March 31, 2009. The yield on investment securities decreased 95 basis points from fiscal year 2006 to 2007, from 5.79 percent to 4.84 percent, then increased 18 basis points from fiscal year 2007 to 2008, from 4.84 percent to 5.02 percent, and then increased 10 basis points to 5.02 percent for the three months ended March 31, 2009. The yield on other interest-earning assets increased 355 basis points from fiscal year 2006 to 2007, from 1.70 percent to 5.25 percent, then decreased 262 basis points from fiscal year 2007 to 2008, from 5.25 percent to 2.63 percent, and then decreased 252 basis points to 0.11 percent for the three months ended March 31, 2009. The combined weighted average yield on all interest-earning assets increased 37 basis points to 6.29 percent from fiscal year 2006 to 2007, then increased 21 basis points from fiscal year 2007 to 2008, to 6.50 percent and then decreased 12 basis points to 6.38 percent for the three months ended March 31, 2009.

Cullman’s weighted average cost of interest-bearing liabilities increased 53 basis points to 4.18 percent from fiscal year 2006 to 2007, which was greater than the Bank’s 37 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread of 16 basis points from 2.27 percent to 2.11 percent from 2006 to 2007. The Bank’s net interest margin decreased from 2.53 percent in fiscal year 2006 to 2.42 percent in fiscal year 2007, representing a decrease of 11 basis points. In the fiscal year of 2008, the Bank’s net interest rate spread increased 83 basis points to 2.94 percent, and the Bank’s net interest margin increased 72 basis points to 3.14 percent. In the three months ended March 31, 2009, the Bank’s net interest rate spread increased 28 basis points to 3.22 percent, and the Bank’s net interest margin increased 24 basis points to 3.38 percent.

INTEREST RATE SENSITIVITY

Cullman monitors its interest rate sensitivity position and has focused on maintaining a moderate level of interest rate risk exposure. Cullman has adjustable-rate loans to reduce its interest rate risk exposure. Cullman recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance.

The Bank measures its interest rate risk through the use of its net portfolio (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s NPV to asset ratio and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, investment maturities, deposit maturities and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s NPV lNPVls and ratios as of March 31, 2009, based on the outside firm’s calculations and the changes in the Bank’s NPV lNPVls under rising and declining interest rates. The focus of this exposure table is a 200 basis point change in interest rates and a 100 basis point change in interest rates down.

The Bank’s percentage change in its NPV at March 31, 2009, based on a rise in interest rates of 100 basis points was a 14.0 percent increase, representing a dollar decrease in equity value of $4,300,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV was estimated to decrease 2.0 percent or $600,000 at March 31, 2009. The Bank’s exposure indicates a zero percent change based on a 200 basis point increase in interest rates.

The Bank’s post shock NPV to asset ratio based on a 200 basis point rise in interest rates is 13.88 percent and indicates a 50 basis point increase from its 13.38 percent based on no change in interest rates.

The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and minimal exposure under falling rates. The Bank plans to maintain its balance and share of adjustable-rate commercial real estate loans as well as one-year and three-year ARM loans. The Bank will focus on increasing its post shock NPV ratio, recognizing the planned minority stock offering will immediately strengthen the Bank’s post shock NPV ratio.

LENDING ACTIVITIES

Cullman has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, consumer and home equity loans and commercial loans. Exhibit 12 provides a summary of Cullman’s loan portfolio, by loan type, at December 31, 2004, 2005, 2006, 2007 and 2008, and at March 31, 2009.

The primary and predominant loan type for Cullman has been residential loans secured by one- to four-family dwellings, representing a moderate 52.6 percent of the Bank’s gross loans as of March 31, 2009. The share of this loan type has decreased from 64.1 percent at December 31, 2004, and decreased from 52.7 percent at December 31, 2008. The second largest real estate loan type as of March 31, 2009, was commercial real estate loans, which constituted a stronger 34.0 percent of gross loans compared to 20.9 percent as of December 31, 2004, and 35.9 percent as of December 31, 2008. The third largest real estate loan category as of March 31, 2009, was multi-family loans, which represented a modest 3.4 percent of gross loans compared to a larger 4.1 percent as of December 31, 2004. These three real estate loan categories represented a strong 90.0 percent of gross loans at March 31, 2009, compared to a lesser 89.1 percent of gross loans at December 31, 2004, and a larger 90.8 percent at December 31, 2008.

Nonmortgage consumer loans, which include home equity loans and lines of credit, represented a modest 3.0 percent of gross loans at March 31, 2009, compared to 6.7 percent at December 31, 2004, and a slightly larger 3.3 percent at December 31, 2008. The Bank’s consumer loans include automobile loans, farm equipment loans, recreational vehicle loans, savings account loans and secured and unsecured personal loans.

Commercial loans represented a modest 4.6 percent of gross loans at March 31, 2009, compared to zero at December 31, 2004, and 4.0 percent at December 31, 2008. The Bank’s overall mix of loans has changed moderately from December 31, 2004, to March 31, 2009, with the share of one- to four-family loans decreasing, offset by an increase in commercial real estate loans.

Lending Activities (cont.)

The focus of Cullman’s residential mortgage loan activity is on properties located in Cullman’s primary market area focused on Cullman County. The Bank offers fixed-rate residential mortgage loans and adjustable-rate residential mortgage loans. Fixed-rate residential mortgage loans have a maximum term of 30 years with most originations today having terms of 15, 20 or 30 years. The Bank’s fixed-rate residential mortgage loans conform to FHLMC underwriting standards. The Bank’s ARM residential loans have initial terms of five years or ten years.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80.0 percent at Cullman, even though the Bank is permitted to make loans up to a 90.0 percent loan-to-value ratio for first mortgage loans on owner-occupied one- to four-family dwellings, including construction loans of the same type. While the Bank does make loans up to 90.0 percent of loan-to-value, the Bank may require private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio.

Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on most loans.

Cullman has also been an originator of fixed-rate and adjustable-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. As previously indicated, the Bank had a combined total of $62.8 million in commercial real estate and multi-family loans at March 31, 2009, representing 37.4 percent of gross loans, compared to a lesser $27.6 million or 25.0 percent of gross loans at December 31, 2004. The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, churches, farms and small office buildings, and other owner-occupied properties used for business. The multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years. The maximum loan-to-value ratio does not exceed 75.0 percent.

Lending Activities (cont.)

The Bank also originates home equity loans and home equity lines of credit. Home equity loans normally have a term of 5 years. Home equity lines of credit have an adjustable interest rate equal to one percentage point above the prime rate published by The Wall Street Journal and a loan-to-value ratio of no more than 90.0 percent of value. Home equity lines of credit have a term of up to five years.

Cullman is an originator of other consumer loans, with all consumer loans totaling $5.0 million at March 31, 2009, representing 3.0 percent of gross loans. The focus of the Bank’s other consumer loans is automobile loans, farm equipment loans, recreational vehicles loans, savings account loans and secured and unsecured personal loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Cullman’s loans by fixed or adjustable-rate, indicating a predominance of fixed-rate loans. It should be noted, however, that a significant share of the loans classified as having fixed rates are residential mortgage loans with longer contractual maturities. At March 31, 2009, the Bank had a modest 9.3 percent of its loans due on or before March 31, 2010, or in one year or less, with a moderate 27.0 percent due by March 31, 2014, in one to five years. Cullman had a strong 66.0 percent of loans in fixed-rate loans and 34.0 percent in adjustable-rate loans at March 31, 2009.

As indicated in Exhibit 14, Cullman experienced a moderate increase in its commercial real estate loan originations and total loan originations from fiscal year 2007 to 2008 with no activity in loans purchased or loans sold. Total loan originations in fiscal year 2007 were $42.8 million compared to a larger $62.3 million in fiscal year 2008, reflective of increases in residential, construction, commercial business and commercial real estate loans originated. Residential loans originated increased from $10.7 million to $12.4 million, while construction loans increased $1.3 million and commercial business loans increased $2.5 million. The increase in commercial real estate loan originations from 2007 to 2008 of $13.4 million represented 69.1 percent of the $19.4 million aggregate increase in total loan originations from 2007 to 2008, with consumer loan originations decreasing $661,000 or 12.0 percent from 2007 to 2008. Home equity loan originations increased $1.2 million from 2007 to 2008.

Lending Activities (cont.)

Overall, loan originations exceeded principal payments, loan repayments and other reductions in fiscal 2007 and 2008. In fiscal 2007, loan originations exceeded reductions by $15.7 million, and exceeded reductions by $1.8 million in fiscal 2008.

During the three months ended March 31, 2009, loan originations totaled $12.4 million compared to $16.1 million in the three months ended March 31, 2008. Loan originations exceeded principal repayments by $1.6 million for the three months ended March 31, 2009, compared to $2.0 million for the three months ended March 31, 2008.

NONPERFORMING ASSETS

Cullman understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions through many regions of the country. A number of financial institutions have been confronted with rapid increases in their nonperforming assets in 2008 and 2009 and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans, construction loans and nonowner-occupied single-family loans. Cullman experienced a moderate increase in nonperforming assets from December 31, 2004, to March 31, 2009.

Nonperforming Assets (cont.)

It is normal procedure for Cullman’s board to review all delinquent loans on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Bank sends a notice to the borrower. If the borrower remains delinquent for 60 days, a phone call by the collections officer is made to discuss future payments. The Bank initiates both written and oral communication with the borrower if the loan remains delinquent.

If the loan remains delinquent, the loan is brought to the board for possible foreclosure. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate during the delinquency. Once the board declares a loan due, a certified letter is sent to the borrower explaining that the entire balance is due. The borrower is permitted ten additional days to submit payment. If the borrower does not respond, Cullman will initiate foreclosure proceedings.

Exhibit 15 provides a summary of Cullman’s delinquent loans at December 31, 2006, 2007 and 2008, and at March 31, 2009. Delinquent loans include loans 30 to 59 days past due, loans 60 to 89 days past due and loans 90 days or more past due. The Bank had $2,974,000 in delinquent loans at March 31, 2009, compared to a lesser $2,105,000 at December 31, 2006. The delinquent loans included 97.4 percent in loans 30 to 59 days past due at March 31, 2009, compared to a lesser 40.7 percent at December 31, 2006. The delinquent loans consisted of $795,000 in residential real estate loans, $623,000 in commercial real estate loans, and $25,000 in consumer loans at March 31, 2009.

Exhibit 16 provides a summary of Cullman’s nonperforming assets at December 31, 2005, to 2008 and at March 31, 2009. Nonperforming assets are defined as loans 90 days or more past due, nonaccruing loans, troubled debt restructurings and real estate owned. The Bank carried lower balances of nonperforming assets at December 31, 2005 through 2008, than at March 31,

Nonperforming Assets (cont.)

2009. Cullman’s nonperforming assets were $2,259,000 at December 31, 2008, and a higher $2,622,000 at March 31, 2009, which represented 1.04 percent of assets at December 31, 2008, and 1.22 percent at March 31, 2009. The Bank’s nonperforming assets included $562,000 in nonaccrual loans, $797,000 in real estate owned and $1,263,000 in troubled debt restructurings at March 31, 2009, and $124,000 in nonaccrual loans, $4,000 in loans 90 days or more past due, $860,000 in real estate owned and $1,271,000 in troubled debt restructurings at December 31, 2008.

Cullman’s classified assets were greater than its nonperforming assets at December 31, 2006, 2007 and 2008, and March 31, 2009, and less than its classified assets at December 31, 2004, 2005, 2006 and 2007. The classified assets include loans classified as substandard, doubtful and loss and do not include loans classified as special mention. The Bank’s classified assets were 0.15 percent of assets at December 31, 2004, 2.25 percent at December 31, 2008, and 2.77 percent at March 31, 2009, as indicated in Exhibit 17. The Bank’s classified assets consisted entirely of substandard assets, with no assets classified as doubtful or loss at December 31, 2004, 2006, 2007 and 2008, and at March 31, 2009.

Exhibit 18 shows Cullman’s allowance for loan losses at December 31, 2004 through 2008, and at March 31, 2009, indicating the activity and the resulting balances. Cullman indicated a moderate increase in its balance of allowance for loan losses from $283,000 at December 31, 2004, to $599,000 at March 31, 2009. The Bank had provisions for loan losses of $221,000 in fiscal 2006, $145,000 in fiscal 2008, and $125,000 in the three months ended March 31, 2009, and credits of $103,000 in fiscal 2004 and $40,000 in 2005.

The Bank had net charge-offs of $26,000 in fiscal 2004, $24,000 in fiscal 2006, $27,000 in fiscal 2007 and $103,000 in fiscal 2008 with net recoveries of $17,000 in 2005 and $2,000 during the three months ended March 31, 2009. The Bank’s ratio of allowance for loan losses to gross loans was 0.26 percent at December 31, 2004, and a larger 0.36 percent at March 31, 2009. Allowance for loan losses to nonperforming loans was 165.50 percent at December 31, 2004, and a lesser 106.58 percent at March 31, 2009.

INVESTMENTS

The Bank’s investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, mutual funds, equity securities and mortgage-backed securities. Exhibit 19 provides a summary of Cullman’s investment portfolio and mortgage-backed securities at December 31, 2006, 2007 and 2008, and at March 31, 2009. Investment securities, including mortgage-backed securities, totaled $24.7 million at March 31, 2009, compared to $23.7 million at December 31, 2006, and $28.0 million at December 31, 2008. The Bank had $6.9 million in mortgage-backed securities at March 31, 2009, and a larger balance of $7.2 million at December 31, 2008, and $10.8 million at December 31, 2006.

The primary component of the Bank’s investments at March 31, 2009, was U.S. government and federal agency securities, representing 49.4 percent of total investments, excluding FHLB stock, compared to a similar 50.4 percent at December 31, 2008, and a lesser 21.2 percent at December 31, 2006. The Bank also had cash and interest-bearing deposits totaling $7.5 million at March 31, 2009, compared to a larger $8.9 million at December 31, 2006. The Bank had $3.3 million in FHLB stock at March 31, 2009. The weighted average yield on investment securities was 5.12 at March 31, 2009, and a higher 5.79 percent yield on investment securities for the year ended December 31, 2006.

DEPOSIT ACTIVITIES

The mix of deposits by type at December 31, 2006, 2007 and 2008, and at March 31, 2009, is provided in Exhibit 20. There has been a moderate change in the Bank’s total deposits and a modest change in the deposit mix during that twenty-seven month period. Total deposits increased from $107.3 million at December 31, 2006, to $134.2 million at December 31, 2008, followed by an increase to $134.9 million at March 31, 2009, representing a net twenty-seven month increase of $27.6 million or 25.7 percent and an annualized increase of 11.4 percent. Certificates of deposits increased from $64.8 million at December 31, 2006, to $79.4 million at March 31, 2009, representing an increase of $14.6 million or 22.5 percent, while savings, MMDA, demand and checking accounts increased $13.0 million or 30.6 percent from $42.5 million at December 31, 2006, to $55.5 million at March 31, 2009.

The Bank’s share of certificates of deposit to total deposits experienced a decrease from 60.4 percent of deposits at December 31, 2006, to a modestly lower 58.9 percent of deposits at March 31, 2009, offset by an increase in the share of savings, MMDA, demand and checking accounts, which increased from 39.6 percent at December 31, 2006, to 41.1 percent at March 31, 2009.

The deposit category experiencing the strongest growth in dollars from December 31, 2006, to March 31, 2009, was certificates of deposits, which increased $14.4 million during that time period; and the category experiencing the second largest increase from December 31, 2006, to March 31, 2009, was MMDA accounts, which increased $9.2 million.

Exhibit 20 provides a breakdown of certificates of deposit by maturity at March 31, 2009, and a breakdown of all certificates of deposit by rate at December 31, 2007 and 2008, and at March 31, 2009. The Bank had a moderate $73.3 million in certificates of deposit, representing 58.9 percent of total deposits. The Bank had $60.8 million in certificates of deposit maturing in one year or less, representing 76.5 percent of certificates of deposit or more with $11.5 million or 14.4 percent maturing in one to two years.

Deposit Activities (cont.)

The largest category of certificates of deposit based on rate at December 31, 2007, was the 5.0 percent to 5.99 percent rate category, with 52.7 percent of certificates of deposit, then changing to the 3.00 percent to 3.99 percent rate category at December 31, 2008, with a lesser 44.4 percent of certificates of deposit and remaining at this category at March 31, 2009, with a lesser 40.0 percent of certificates of deposit.

Exhibit 22 shows the Bank’s deposit activity for the two years ended December 31, 2007 and 2008, and for the three months ended March 31, 2009. Including interest credited, Cullman experienced net increases in deposits in fiscal year 2007, fiscal year 2008 and for the three months ended March 31, 2009. In fiscal year 2007, there was a net increase in deposits of $21,569,000, and then a net increase of $5,360,000 in 2008. In the three months ended March 31, 2009, deposits increased a minimal $646,000.

BORROWINGS

As indicated in Exhibit 23, Cullman has made regular use of FHLB advances in the years ended December 31, 2006, 2007 and 2008, and during the three months ended March 31, 2009. The Bank had total FHLB advances of $51.5 million at March 31, 2009, with a weighted cost of 4.02 percent and other borrowings of $860,000 with a weighted cost of 3.00 percent with outstanding FHLB balances of $56.4 million at December 31, 2006, and $54.7 million at December 31, 2008, and other borrowings of $890,00 at December 31, 2006, and $893,000 at December 31, 2008.

SUBSIDIARIES

Cullman has no active subsidiary corporations.

OFFICE PROPERTIES

Cullman had three offices at March 31, 2009, each of which is owned by the Bank, with its home office located at 316 Second Avenue, Cullman, Alabama, and its two branches, one in Cullman and one in Hanceville (reference Exhibit 24). At March 31, 2009, the Bank’s investment in these office premises and equipment totaled $8.6 million, net of depreciation, or 4.0 percent of total assets plus a $399,000 investment in the vacant lot.

MANAGEMENT

The president and chief executive officer of Cullman is John Riley, who is also a director. Mr. Riley became president and chief executive officer in May 2006, having previously served the Bank as a loan officer since 1993. Mr. Alan Wood is executive vice president and director of lending of the Bank and has worked with the Bank since 2006. He previously worked with SouthTrust Bank as vice president and as a commercial lender. Mr. Mike Duke is one of the Bank’s three senior vice presidents and is the chief financial officer, a position he has held since 2007. Prior to joining Cullman, Mr. Duke was employed with AmSouth Bank for 20 years, serving as AmSouth’s Alabama north region controller for eight years and as AmSouth’s Cullman city president for four years. Ms. Robin Parson is senior vice president/treasurer and director of savings and has worked at the Bank since 1985. Ms. Robin O’Berry is senior vice president/secretary and a loan officer. She has been with the Bank since 1986.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Cullman’s market area encompasses Cullman County in Alabama. The Bank’s three offices are all in Cullman County with two in the city of Cullman and one in the city of Hanceville.

Exhibit 26 provides a summary of key demographic data and trends for Cullman County, Alabama and the United States. From 1990 to 2000, population increased in Cullman County, Alabama and the United States. The population increased by 14.6 percent in Cullman County, while increasing by 10.1 percent in Alabama and by 13.2 percent in the United States. From 2000 to 2008, population continued to increase, by 3.2 percent, 5.5 percent and 9.9 percent in Cullman County, Alabama and the United States, respectively. Projections indicate that population will continue to increase in all areas through 2013. The population in Cullman County is projected to increase by a lower 1.9 percent with a projected 4.0 percent and 6.3 percent growth in population in Alabama and the United States, respectively.

From 1990 to 2000, the number of households increased in Cullman County by 19.9 percent, in Alabama by 15.3 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2008 indicates an increase in Cullman County of a lesser 6.2 percent, in Alabama by 8.0 percent, and in the United States by 12.2 percent. From 2008 through the year 2013, households are projected to increase by 2.5 percent, 4.9 percent and 4.7 percent in Cullman County, Alabama and the United States, respectively.

With regard to income, in 1990, Cullman County, Alabama and the United States, had per capita income of $10,447, $11,486 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. Cullman County’s per capita income increased from 1990 to 2000 by 62.0 percent to a still lower $16,922. Per capita income increased by 58.4 percent to $18,189 in Alabama and by 49.7 percent to $21,587 in the United States. From 2000 to 2008, per capita income continued to increase by 15.7 percent, 18.3 percent, and 30.4 percent to $19,578, $21,522, and $28,151 in Cullman County, Alabama and the United States, respectively.

Description of Primary Market Area (cont.)

The 1990 median household income of $21,672 in Cullman County was lower than the median household income in Alabama of $23,597 and much lower than the median household income of $30,056 in the United States. From 1990 to 2000, median household income increased in all areas, with Cullman County indicating a 48.8 percent increase to $32,256, Alabama indicating a 44.7 percent increase to $34,135, and the United States indicating a 39.7 percent increase to $41,994. From 2000 to 2008, median household income in Cullman County increased by 12.5 percent to $36,302. Alabama’s median household income grew 19.7 percent to $40,844, and the United States’ increase was 30.4 percent to $54,749 from 2000 to 2008. From 2008 to 2013, median household income is projected to increase by 14.8 percent in Cullman County to $41,677, by 11.2 percent in Alabama to $45,437, and by 17.0 percent in the United States to $64,042.

Exhibit 27 provides a summary of key housing data for Cullman County, Alabama and the United States. In 1990, Cullman County had a higher 77.8 percent owner-occupancy rate. Alabama and the United States had owner-occupancy rates of 70.5 percent and 64.2 percent, respectively. As a result, Cullman County supported a lower rate of renter-occupied housing of 22.2 percent, compared to 29.5 percent in Alabama and 35.8 percent in the United States. In 2000, owner-occupied housing increased slightly to 78.0 percent in Cullman County, to 72.5 percent in Alabama and 66.2 percent in the United States. Conversely, the renter-occupied rates decreased in Cullman County to 22.0 percent and decreased in Alabama and the United States to 27.5 percent and 33.8 percent, respectively.

Cullman County’s 1990 median housing value was a much lower $47,200 with Alabama and the United States at $53,200 and $78,500, respectively. The 1990 median rent in Cullman County was a lower $276 compared to Alabama at $325 and the United States at $374. By 2000, median housing values had increased in Cullman County, Alabama and the United States to values of $85,000, $85,100 and $119,600, respectively. The 2000 median rents were $398 in Cullman County, and $447 and $602 in Alabama and the United States, respectively.

Description of Primary Market Area (cont.)

In 1990, the major source of employment in Cullman County was the manufacturing sector, providing 26.5 percent of employment in the county, while the services sector was the largest employment area in both Alabama and the United States at 34.7 percent and 34.0 percent, respectively (reference Exhibit 28). The services sector was the second major employment source in Cullman County at 24.5 percent, while the manufacturing sector was the second largest employer in Alabama and the wholesale/retail trade sector was the second largest employer in the United States. The wholesale/retail sector was the third largest major employer in Cullman County at 23.2 percent, and also the third largest employer in Alabama at 20.3 percent. In the United States, the manufacturing sector at 19.2 percent was the third largest employment area. The construction, finance, insurance and real estate, transportation/utilities, and agriculture/mining sectors combined to provide 25.8 percent of employment in Cullman County, 22.1 percent of employment in Alabama and 19.3 percent in the United States.

In 2000, the services industry, manufacturing industry and wholesale/retail industry provided the first, second and third highest sources of employment, respectively, for Cullman County and Alabama, with the services, wholesale/retail and manufacturing industries providing the first, second and third highest sources of employment in the United States. The services industry accounted for 34.3 percent, 43.0 percent and 46.7 percent in Cullman County, Alabama and the United States, respectively. Manufacturing provided for 23.0 percent, 18.4 percent and 14.1 percent in Cullman County, Alabama and the United States, respectively. The wholesale/retail trade sector provided 18.6 percent, 15.8 percent and 15.3 percent of employment in Cullman County, Alabama and the United States, respectively. The remaining employment sectors of agriculture/mining, construction, transportation/utilities, information, and finance, insurance and real estate provided the remaining 27.4 percent, 22.8 percent, and 23.9 percent of employment in Cullman County, Alabama and the United States, respectively.

Description of Primary Market Area (cont.)

Some of the largest employers in the area are listed below.

Employer	Number of Employees	Type of Business
Wal-Mart Distribution	1,404	Distribution/Retail
Cullman County Schools	1,038	Education
Cullman Regional Medical Center	985	Health Services
State of Alabama	683	Government
Wal-Mart Super Center	550	Retail
Wallace State College	530	Education
McGriff Industries	489	Manufacturing - Tire Retreading
REHAU, Inc.	465	Polymer Processing
Golden Rod Broilers	450	Poultry Processing
Cullman County Government	400	Government
City of Cullman	350	Government
Cullman City Schools	345	Education
Rusken Packaging	315	Manufacturing Corrugated Boxes
Webb Wheel Products, Inc.	268	Manufacturing Truck Wheels
American Protein	265	Manufacturing Poultry Meal
Axsys Technologies	236	Manufacturing Missile and Space Industry Components
American Trim, Inc.	234	Manufacturing Fabricated Metal Products
Topre American Corporation	225	Manufacturing Auto Parts
Woodland Medical Center	225	Health Care
Good Hope Contracting	200	Petroleum Refining and Allied Products

Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Cullman County, Alabama and the United States in 2005 through February of 2009. Cullman County has been generally characterized by lower unemployment rates compared to both Alabama and the United States, with both the county and state having lower rates than the United States. In 2005, Cullman County had an unemployment rate of 3.5 percent, compared to rates of 3.8 percent in Alabama and 5.1 percent in the United States. In 2006, unemployment rates decreased to 3.0 percent, 3.5 percent, and 4.6 percent in Cullman County, Alabama, and the United States, respectively. In 2007, the unemployment rates in Cullman County, Alabama and the United States were exactly the same at 3.0 percent, 3.5 percent and 4.6 percent, respectively. In 2008, however, unemployment rates rose to 4.3 percent in Cullman

Description of Primary Market Area (cont.)

County, 5.0 percent in Alabama and 5.8 percent in the United States. Through February of 2009, unemployment rates continued to rise to 8.3 percent, 8.9 percent and 8.9 percent in Cullman County, Alabama and the United States, respectively.

Exhibit 30 provides deposit data for banks and thrifts in Cullman County. At June 30, 2008, Cullman Savings’ deposits represented a strong 68.4 percent of the thrift deposits in Cullman County but a much smaller 9.7 percent of the total deposits in Cullman County. It is evident from the size of the thrift and bank deposits that the market area has a moderate deposit base at $1.48 billion.

Exhibit 31 provides interest rate data for each quarter for the years 2005 through March 31, 2009. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a rising trend in 2005 and 2006 and then a softening trend in 2007. Then rates indicated noticeable decrease in 2008 with the Treasury bill rate rising in early 2009.

SUMMARY

Cullman County experienced increases in population and households from 1990 through 2000. Cullman County and Alabama indicated lower per capita income and median household income than the United States. In 1990, the median housing values in Cullman County were similar to Alabama’s but much lower than the national average. In 2000, all areas had increases in median housing values, with Cullman County and Alabama still have lower housing and rent levels than the national median.

Cullman County has had similar unemployment rates compared to Alabama with both the county and state having lower rates than that of the United States. Finally, the county is a competitive financial institution market dominated by banks with a total market area deposit base for banks and thrifts of $1.48 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of Cullman is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes various methodologies and parameters used in the selection of the group. The selection of the comparable group was based on the establishment of both general and specific parameters using financial condition, operating and asset quality characteristics of the Bank to indicate the overall appropriateness of each of the comparable group institutions and the full comparable group in aggregate. The parameters established and defined are considered to be both reasonable and reflective of the Bank’s basic operations.

The various characteristics of the selected comparable group provide the primary basis for applying the necessary adjustments to the Bank’s pro forma value relative to the comparable group. There is also a general recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the universe of 262 publicly-traded, FDIC-insured, fully converted thrifts in the United States (“all thrifts”), including the 76 mutual holding companies, also subclassifying those thrifts by region, including the 24 publicly-traded Southeast thrifts (“Southeast thrifts”), and by trading exchange. At May 29, 2009, there were four publicly-traded thrift institutions in Alabama. Exhibits 34 and 35 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the 76 publicly-traded, FDIC-insured mutual holding companies in the United States.

SELECTION PARAMETERS

Mutual Holding Companies

The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to just under 50 percent, since public ownership must be in the minority, causing them to demonstrate certain characteristic differences not only from fully converted, publicly-traded companies, but also among themselves. Mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and, in most cases, a lower book value per share. Mutual holding company trading volume in the aftermarket is often lower than fully converted companies, with the fewer public shares affording less liquidity to the issue. Additionally, there is a measure of speculation attached to mutual holding company pricing, in that mutual holding companies have more potential for remutualization than fully converted companies; and many mutual holding companies subsequently elect to offer to the public the majority of shares owned by the MHC in what is known as a second stage conversion. In a second stage conversion, the original minority public shareholders receive additional shares, known as exchange shares, in the fully converted company in order to maintain the same collective percentage ownership they held in the MHC. Such additional shares might increase the value of the minority shares, although recent short term price appreciation following second stage conversions has been generally modest.

The Corporation will be conducting a first stage mutual holding company minority offering and will be majority owned by a federally chartered mutual holding company, Cullman Bancorp, MHC. Inasmuch as, following the completion of its minority offering, the Bank will demonstrate the same structural characteristics and will be subject to similar market influences as other publicly-traded mutual holding companies, it is our opinion that an appropriate comparable group be comprised wholly of mutual holding companies. In order, however, to moderate the differences in ownership, pricing and trading characteristics among the comparable group companies and to recognize their differences from the larger universe of publicly-traded companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion parameters to their current financial structure. This process will discussed in greater detail in Section VI of this Appraisal.

Mutual Holding Companies (cont.)

Exhibit 36 presents prices and price trends for all FDIC-insured first step mutual holding company minority offerings completed since January 1, 2008.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for continued listing.

Of the 76 publicly-traded, FDIC-insured mutual holding companies, savings institutions, none is traded on the New York Stock Exchange, 1 is traded on the American Stock Exchange, 39 are traded on NASDAQ, 31 are traded on the OTC Bulletin Board and 5 are listed in the Pink Sheets. Comparable group institutions will be focused on the 40 companies traded on the American Stock Exchange and NASDAQ.

Asset Size

Asset size was another parameter used in the selection of the comparable group. The maximum total assets for any potential comparable group institution was $500 million, due to the general similarity of asset mix and operating strategies of institutions within this asset range. Cullman had assets of approximately $214.2 million at March 31, 2009.

Asset Size (cont.)

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction.

There are no other pending merger/acquisition transaction involving thrift institutions in the city, county or market area of Cullman, as indicated in Exhibit 37.

Second Stage Conversion/Secondary Offering

The comparable group will not include any mutual holding company that has announced or is in the process of a second stage conversion, or that has announced or has recently completed a secondary stock offering, due to the price impact of such a transaction.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of May 29, 2009, used in this Appraisal, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 2008.

Geographic Location

The geographic location of an institution is a pertinent parameter due to the impact of various regional economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. The geographic location parameter has, therefore, eliminated regions of the United States distant to or incompatible with the Bank, including the Western, Northwestern, Southwestern and New England states. The geographic location parameter consists of the Southeast, Midwest and Mid-Atlantic states.

Core Return on Average Assets (Core ROAA)

The comparable group will not include any institutions with negative core earnings during their most recent four quarters, since negative core earnings result in a negative price to core earnings multiple. Such a negative multiple is infinite and not meaningful and, in our opinion, would unreasonably and unacceptably skew and distort the comparable group’s average and median price to core earnings multiples, which are factors in the determination of value.

THE COMPARABLE GROUP

The comparable group was selected after the application of the foregoing parameters, as follows, with the outlined rows in Exhibit 38 indicating the institutions ultimately selected for the comparable group using the selection parameters established in this section.

1.	Exhibit 38 in its entirety shows the 40 mutual holding companies remaining as comparable group candidates after applying the trading exchange parameter, thereby eliminating the 36 mutual holding companies listed on the OTC bulletin board or in the Pink Sheets.

The Comparable Group (cont.)

2.	Of the 40 institutions within the trading exchange parameter, 27 institutions with total assets greater than $500 million were eliminated.

3.	None of the 13 remaining institutions were eliminated due to involvement in a merger/acquisition transaction.

4.	None of the remaining 13 institutions were eliminated due to an announced or ongoing second stage conversion.

5.	None of the remaining 13 institutions were eliminated due to a geographic location out of the Southeast, Mid-Atlantic and Midwest regions.

6.	None of the remaining 13 institutions were eliminated due to their IPO dates subsequent to March 31, 2008.

7.	Three of the remaining 13 institutions were eliminated due to negative earnings for the twelve months ended March 31, 2009.

As outlined in Exhibit 38 and presented in Exhibit 39, the comparable group is comprised of the ten publicly-traded mutual holding companies not eliminated above, with average assets of $383.3 million, from a low of $239.9 million to a high of $458.6 million. The comparable group has an average of 7.2 offices, compared to Cullman with 2 banking offices. All of the comparable group companies are traded on NASDAQ. Four of the comparable institutions are in New York, two are in Indiana, with one each in New Jersey, Kentucky, Ohio and Pennsylvania. Two of the comparable group institutions completed their MHC reorganizations in 1995, one in 1998, one in 2004, one in 2005, three in 2006, and two in 2007.

IV.	ANALYSIS, COMPARISON AND VALIDATION OF THE COMPARABLE GROUP

BALANCE SHEET PARAMETERS

The following five balance sheet characteristics of the comparable group will examined as they relate and compare to Cullman:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	Total net loans to assets

4.	Borrowed funds to assets

5.	Equity to assets

The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate characteristics. Exhibits 40 and 41 include the above parameters as well as other pertinent comparative metrics.

Cash and Investments to Assets

Cullman’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 10.50 percent at March 31, 2009, considerably lower than national and regional averages. The comparable group’s ratio of cash and investments to assets was 18.80 percent, higher than the Bank, higher than the national average of 10.26 percent and higher than the regional average of 10.92 percent.

In our opinion, this characteristic of the comparable group, in the additional context of investment in mortgage-backed securities as discussed in the following section, is compatible with the Bank.

Mortgage-Backed Securities to Assets

At March 31, 2009, Cullman had mortgage-backed securities of representing a modest 3.25 percent of total assets. For the three calendar years ended December 31, 2008, the Bank’s average ratio of mortgage-backed securities to total assets was 4.25 percent. The comparable group had a larger 5.80 percent share of mortgage-backed securities at March 31, 2009. The regional average was 7.18 percent and the national average was 10.19 percent for publicly-traded thrifts at March 31, 2009.

Many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles. As indicated above, the Bank’s and the comparable group’s combined shares of cash and investments and mortgage-backed securities have been only modestly disparate with fluctuating and intersecting trends. In our opinion, the Bank and the comparable group indicate general and adequate compatibility as to cash, investments and mortgage-backed securities.

Total Net Loans to Assets

At March 31, 2009, Cullman Savings had an 78.03 percent ratio of total net loans to assets, which was higher than both the national average of 73.56 percent and the regional average of 74.92 percent for publicly-traded thrifts. During the past five calendar years, the Bank’s ratio of total net loans to assets increased modestly from 59.10 percent in 2004 to 80.03 percent in 2007 to 76.01 percent in 2008, averaging 74.12 percent for those five years. At March 31, 2009, the comparable group had a moderately lower 69.46 percent ratio of loans to assets, which correlates closely to its 94.06 percent combined shares of cash and investments and mortgage-backed securities relative to Cullman at 91.78 percent. The comparable group’s five year average total net loans to assets ratio was 72.73 percent, indicating a consistent relative trend, indicating no apparent disparate or changing lending strategy compared to the Bank.

Borrowed Funds to Assets

The Bank had borrowed funds equal to 24.43 percent of assets at March 31, 2009, compared to a lower 10.95 percent for the comparable group and a considerably higher 30.72 percent ratio for all thrifts. The three most recent calendar year average is 21.40 percent for the Bank, 9.53 percent for the comparable group and 35.24 percent for all thrifts. It is evident, therefore, that although the comparable group has a lower average ratio than Cullman, the Bank and the comparable group are both below the thrift population with smaller than average shares of borrowed funds. In our opinion, considering liability trends and relative liability mixes in the thrift industry, the Bank and the comparable group are within reasonable limits of compatibility.

Equity to Assets

Cullman Savings’ total equity to assets ratio was 12.12 percent at March 31, 2009, with the comparable group at a higher 14.55 percent. At March 31, 2009, the Bank had Tier 1 capital equal to 12.21 percent of total assets, compared to the comparable group at a 11.27 percent. All thrifts indicated an average total equity ratio of 10.39 percent and an average Tier 1 equity ratio of 9.67 percent.

It should be noted that as a result of their capital and share structure, all publicly-traded mutual holding companies had a higher 13.91 percent total equity ratio at March 31, 2009, compared to fully converted companies at 10.39 percent as indicated above.

PERFORMANCE PARAMETERS

Introduction

Exhibits 42, 43 and 44 present three performance parameters identified as key comparative metrics to determine the comparability of the Bank and the comparable group. The

Introduction (cont.)

primary performance indicator is the return on average assets (ROAA). The second performance indicator is net interest margin, which measures an institution’s ability to generate net interest income. An institution’s net noninterest margin comprises noninterest income and operating expenses or noninterest expenses as a combined net ratio to average assets. Net noninterest margin is a factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios; and also provides for the netting of specific and incremental revenues and expenses associated with an institution’s ancillary services and consolidated subsidiary activities such as insurance and securities.

Return on Average Assets

The key performance parameter is the ROAA. For the twelve months ended March 31, 2009, Cullman’s core ROAA was 0.77 percent based on core earnings after taxes of $1,661,000, as detailed in Item I and Exhibit 7 of this Appraisal. Since 2006, the Bank has experienced a slightly increasing trend in its ROAA, which was 0.21 percent in 2006, 0.28 percent in 2007 and 0.67 in 2008, averaging 0.39 for the three years. The comparable group reported a core ROAA of 0.43 percent for the twelve months ended March 31, 2009, ranging from a high of 0.96 percent to a low of 0.16 percent; and indicated core ROAA of 0.69 percent in calendar 2006, 0.59 percent in calendar 2007 and 0.44 percent in 2008, with a three year average of 0.57 percent. The national average core ROAA for publicly-traded thrifts was a lower negative 0.44 percent for the twelve months ended March 31, 2009, which was also similar to the regional average of a negative 0.58 percent.

Net Interest Margin

Cullman Savings had a net interest margin of 3.24 percent for the twelve months ended March 31, 2009, representing net interest income as a percentage of average interest-earning assets. The Bank’s interest margin has increased recently, indicating 2.53 percent, 2.42 percent, and 3.14 percent in 2006, 2007 and 2008, respectively. The comparable group experienced a slightly declining three year trend in net interest margin, which was 3.30 percent in 2006, 3.28 percent in 2007 and 3.27 percent in 2008, with a three year average of 3.28 percent. The comparable group indicated a minimal decrease for the twelve months ended March 31, 2009, to 3.23 percent compared to calendar 2008. Industry and regional averages were 3.05 percent and 3.01 percent, respectively, for the twelve months ended March 31, 2009. Compared to the comparable group, the basis for the Bank’s higher net interest margin was its higher yield on interest earning assets, partially offset by its higher cost of interest-bearing liabilities, resulting in a net interest spread also higher than the comparable group.

Net Noninterest Margin

Net noninterest margin represents the ratio of an institution’s noninterest income less its noninterest expenses, net of provision for loan losses, to average total assets.

Compared to publicly-traded thrifts, the Bank has historically realized lower than average noninterest income. Cullman had a 0.36 percent ratio of noninterest income to average assets for the twelve months ended March 31, 2009, while the comparable group reported a higher ratio of 0.56 percent for the same period. All thrifts had a higher 0.72 percent ratio of noninterest income to average assets for the twelve months ended March 31, 2009, with Southeast thrifts at 1.18 percent.

Compared to the national and regional averages of 2.45 percent and 3.17 percent, respectively, for the twelve months ended March 31, 2009, the Bank had a modestly lower 2.24

Net Noninterest Margin (cont.)

percent ratio of core operating expense to average assets. The comparable group had a 2.64 percent ratio of noninterest expense to average assets for the twelve months ended March 31, 2009.

Based on total noninterest income of 0.36 percent of average assets and total noninterest expense of 3.09 percent of average assets, the Bank’s net noninterest margin was (2.73) percent for the twelve months ended March 31, 2009, relative to the comparable group at (2.08) percent. In our opinion, such a variation is well within a range of compatibility between the Bank and the comparable group, particularly considering the number and diversity of the components of noninterest income and expense.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used to confirm the validity of the comparable group are asset quality parameters, presented in Exhibit 40 and 45. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

For the purposes of this analysis, nonperforming assets are defined as the sum of repossessed assets, loans delinquent ninety days or more but still accruing, and nonaccruing loans.

Nonperforming Assets to Total Assets (cont.)

Comprised of real estate owned and nonaccrual loans, Cullman’s ratio of nonperforming assets to assets was 0.63 percent at March 31, 2009, compared to the national average of 2.03 percent for publicly-traded thrifts and the higher average of 3.27 percent for Southeast thrifts. The ratio of the comparable group was a higher 1.34 percent at March 31, 2009. The Bank’s ratio of nonperforming assets to total assets was also significantly lower than industry and regional averages during the previous five years, ranging from a low of 0.15 percent in 2004 to a high of 0.82 percent in 2007. Cullman’s five year average ratio of nonperforming assets to total assets is a modest 0.38 percent.

Repossessed Assets to Total Assets

As stated above, Cullman had repossessed assets equal to 0.37 percent of total assets at March 31, 2009, and repossessed assets to assets ratios ranging from 0.05 percent in 2004 to 0.40 percent in 2008 over the five previous fiscal years. The comparable group had repossessed assets equal to a lower 0.22 percent of total assets at March 31, 2009, and had ratios of 0.21 percent, 0.17 percent and 0.11 percent at December 31, 2008, 2007, and 2006, respectively. Although repossessed assets are a component of nonperforming assets, as evaluated above, the primary perspective of this analysis is to ensure that the interest-earning asset base of the comparable group has not been impaired by a greater presence of repossessed assets, which can affect certain operating ratios including net interest margin. The national and regional ratios of repossessed assets to total assets were 0.39 percent and 0.86 percent, respectively, at March 31, 2009.

Allowance for Loan Losses

The Bank had an allowance for loan losses of $599,000, representing ratios to total assets and total loans of 0.28 percent and 0.36 percent, respectively at March 31, 2009. The national average ratios were 0.83 percent of assets and 1.11 percent of loans, at March 31,

Allowance for Loan Losses (cont.)

2009, and the regional averages were 1.02 percent and 1.33 percent, respectively. The comparable group’s ratio of allowance for loan losses to assets was higher than Cullman at 0.56 percent, and its ratio to loans was also a higher 0.81 percent due to the comparable group’s lower ratio of loans to assets.

CONCLUSION

Although no single institution or group of institutions can be precisely the same as any other, due to the abundance of variables related to the characteristics of an institution’s condition, operations and environment, based on the foregoing parameters, as well as the detailed comparative metrics presented in Exhibits 40 through 45, it is our conclusion that the selected comparable is reasonable and valid, subject to the adjustments applied in the following section.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Cullman with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.

As discussed earlier, the Bank’s historical business model has focused on increasing its net interest income and net income; growing its loan and deposit base; controlling its ratio of nonperforming assets; monitoring and maintaining its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby controlling its sensitivity measure and its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has also closely monitored its overhead expenses. Cullman’s ratio of noninterest expense to average assets has indicated a constant and stable trend in the past, but that ratio has increased in 2008 and 2009, due to one time expenses. In the future, the Bank

Earnings Performance (cont.)

will focus on strengthening its net interest spread and net interest margin; increasing its noninterest income; increasing the amount and consistency of its net income; strengthening its recently lower return on assets; reducing its recently higher balance of nonperforming assets; closely monitoring its ratio of interest sensitive assets relative to interest sensitive liabilities, and continuing to control its overhead expenses.

Earnings are often related to an institution’s ability to generate loans. The Bank was an active originator of mortgage loans in fiscal years 2007 and 2008 and during the three months ended March 31, 2009, and a smaller originator of consumer loans. Cullman’s highest volume of originations occurred in fiscal year 2008, when total originations of $62.3 million resulted in a net $1.8 million increase in loans. The Bank’s largest origination category in fiscal year 2008 was $25.5 million of commercial real estate loans, representing 40.9 percent of total originations. The second largest origination category was one- four-family residential mortgage loan originations which totaled $12.4 million, indicating an increase of approximately $1.7 million or 15.8 percent in fiscal year 2008. Originations of commercial loans and construction loans were $6.9 million and $8.9 million, respectively, in fiscal year 2008. Cullman experienced a rise in loans of $1.8 million or 1.1 percent in fiscal year 2008, with total originations of $62.3 million offset by reductions of $60.5 million. Commercial real estate loan originations increased by $13.4 million or 110.1 percent compared to fiscal year 2008 and was the strongest growing loan origination category. Construction loan originations increased $1.3 million in fiscal year 2008, while commercial loans increased $2.5 million in fiscal 2008. During the three months ended March 31, 2009, originations were modestly lower on an annualized basis than in fiscal year 2008, with permanent one- to four-family residential mortgage loan originations of $3.5 million, construction loan originations of $1.6 million, commercial real estate loans of $4.5 million, commercial loans of $2.4 million and consumer loan originations of $448,000. Total loan growth during the three months ended March 31, 2009, was $1.6 million or 0.9 percent, annualized at $6.4 million or 3.6 percent.

Earnings Performance (cont.)

Overall, from January 1, 2007, to March 31, 2009, Cullman originated $26.6 million of one- to four-family residential mortgage loans, $42.1 million of commercial mortgage loans, $18.1 million of construction loans, $6.3 million of equity loans and lines of credit, $13.6 million of commercial loans and $10.8 million of consumer loans, for total originations of $117.5 million. Net of reductions, those originations generated an increase in loans of $19.0 million during that period.

The impact of Cullman’s primary lending efforts has been to generate a yield on average interest-earning assets of 6.42 percent for the twelve months ended March 31, 2009, compared to a lower 5.70 percent for the comparable group, 6.41 percent for all thrifts and 6.58 percent for Southeast thrifts. The Bank’s ratio of interest income to average assets was 6.01 percent for the twelve months ended March 31, 2009, higher than the comparable group at 5.31 percent, and higher than all thrifts at 5.78 percent and Southeast thrifts at 5.87 percent, reflecting the Bank’s lower shares of lower yielding cash and investments and mortgage-backed securities.

Cullman’s 3.42 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2009, was higher than the comparable group at 2.91 percent, but lower than all thrifts at 3.73 percent and Southeast thrifts at 3.85 percent. The Bank’s resulting net interest spread of 3.00 percent for the twelve months ended March 31, 2009, was higher than the comparable group at 2.80 percent, Southeast thrifts at 2.73 percent, and all thrifts at 2.68 percent. The Bank’s net interest margin of 3.24 percent, based on average interest-earning assets for the twelve months ended March 31, 2009, was higher than the comparable group at 3.23 percent, all thrifts at 3.05 percent and Southeast thrifts at 3.01 percent.

The Bank’s ratio of noninterest income to assets was 0.36 percent, including gains, for the twelve months ended March 31, 2009, substantially lower than the comparable group at 0.56 percent, and more notably lower than all thrifts at 0.72 percent and Southeast thrifts at 1.18 percent. A moderate 10.9 percent of the Bank’s noninterest income was comprised of gains on the sale of loans and other assets.

Earnings Performance (cont.)

The Bank’s operating expenses were modestly higher than the comparable group, all thrifts and Southeast thrifts. For the twelve months ended March 31, 2009, Cullman had an operating expenses to assets ratio of 3.09 percent compared to 2.64 percent for the comparable group, 2.45 percent for all thrifts and 3.17 percent for Southeast thrifts. Such higher operating expenses relate to the Bank’s recently higher operating expenses due to one time expenses. With the conversion and the resultant formation of the ESOP and the RRP, the Bank’s projected noninterest expenses as shown in the Business Plan pro formas will increase 4 basis points in 2010 from the normal level.

For the twelve months ended March 31, 2009, Cullman generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a higher net interest margin relative to its comparable group. The Bank’s provision for loan losses was 0.10 percent of average assets, compared to 0.23 percent for the comparable group, 0.74 percent for all thrifts and 1.59 percent for Southeast thrifts. The Bank’s lower provision for loan losses during the twelve months ended March 31, 2009, is in line with its historical provisions. As a result, the Bank’s net income was lower than the comparable group, and core income was higher for the twelve months ended March 31, 2009. Based on net earnings, the Bank had a return on average assets of 0.21 percent, 0.28 percent and 0.14 percent in calendar years 2006 through 2008, respectively. For the twelve months ended March 31, 2009, the comparable group had a higher net ROAA of 0.36 percent, while all thrifts indicated an ROAA of a negative 0.98 percent. The Bank’s core or normalized earnings, as shown in Exhibit 7, were noticeably higher than its net earnings and resulted in a 0.77 percent core return on assets for the twelve months ended March 31, 2009. That core ROAA was higher than the comparable group at 0.43 percent, all thrifts at a negative 0.44 percent and Southeast thrifts at a negative 0.58 percent.

Cullman’s earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its provisions for loan losses and any charge-offs that may be required. The Bank’s noninterest income has been generally stable from 2004, through 2008, while overhead

Earnings Performance (cont.)

expenses indicate an increase in 2008 due to one-time expenses. The Bank’s net interest margin, higher than the comparable group, has been the primary result of its lower cost of interest-bearing liabilities accented by its higher yield on interest-earning assets.

The Bank’s balance of nonperforming assets indicates a low five year 0.52 percent average ratio to assets and net charge-offs (recoveries) of $26,000 in 2004, $(17,000) in 2005, $24,000 in 2006, $27,000 in 2007, $103,000 in 2008 and $(2,000) in the three months ended March 31, 2009.

In recognition of the foregoing earnings related factors, with consideration of Cullman’s current performance measures, recognizing the upward impact of conversion proceeds on net interest margin offset by the cost impact of the ESOP and RRP expenses, a minimal upward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Cullman’s primary market area for both retail deposits and lending consists of Cullman County, Alabama, the location of all three of its offices with two in the city of Cullman and one in the city of Hanceville. As discussed in Section II, from 1990 to 2000, this primary market area experienced an increase in population and a slightly stronger increase in households. The market area had lower per capita income and household income compared to Alabama and the United States. From 2000 to 2008, the population of Cullman County increased by 3.2 percent and the county’s households increased by a greater 6.2 percent, both growth rates being slightly lower than Alabama’s and the those of the United States. Between 2008 and 2013, the population and households in Cullman County are projected to increase at somewhat slower rates of 1.9 percent and 2.5 percent, respectively. In both 1990 and 2000, the median housing values and median rents in the Bank’s market area were lower than in both Alabama and the United States. The

Market Area (cont.)

average unemployment rate in Cullman County was 3.5 percent in 2003, compared to rates of 3.8 percent in Alabama and 5.1 percent in the United States. By February of 2009, the county’s unemployment rate had increased to 8.3 percent, which is still lower than both Alabama and the United States at identical rates of 8.9 percent.

At June 30, 2008, approximately 68.4 percent of Cullman County’s thrift deposits belonged to Cullman Savings, although it’s deposits account for only 9.7 percent of the total deposits in Cullman County. The financial competition in Cullman County, based on total deposits of $1.48 billion, is fairly strong in the context of the county’s population, demographics and economic base, with thrifts holding 14.1 percent of deposits and commercial banks holding the balance of 85.9 percent of deposits.

In the Bank’s primary market area, the services sector represented the primary source of employment in 2000, followed by the manufacturing and wholesale/retail sectors, consistent with the state proportions of employment.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s primary market area relative to the comparable group.

FINANCIAL CONDITION

The financial condition of Cullman is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 39, 40 and 41. The Corporation’s ratio of total equity to total assets was 12.12 percent at March 31, 2009, which was lower than the comparable group at 14.55 percent but higher than all thrifts at 10.39 percent and Southeast thrifts at 9.14 percent. With the minority offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to approximately 15.0 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 13.6 percent.

Financial Condition (cont.)

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Cullman had a higher 78.0 percent ratio of net loans to total assets at March 31, 2009, compared to the comparable group at 69.5 percent. All thrifts indicated a lower 73.6 percent, as did Southeast thrifts at 74.9 percent. The Bank’s 10.5 percent share of cash and investments was lower than the comparable group at 18.8 percent, while all thrifts were at 10.3 percent and Southeast thrifts were at 10.9 percent. Cullman’s 3.25 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 5.8 percent and all thrifts at 10.2 percent. The Bank’s 63.0 percent ratio of deposits to total assets was lower than the comparable group at 73.4 percent, but higher than all thrifts at 57.7 percent and Southeast thrifts at 60.6 percent. Cullman’s 24.4 percent ratio of borrowed funds to assets was higher than the comparable group at 11.0 percent, but lower than all thrifts at 30.7 percent and lower than Southeast thrifts at 31.2 percent.

Cullman had no intangible assets and had repossessed real estate equal to 0.37 percent of assets, compared to ratios of 1.03 percent and 0.22 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.82 percent and real estate owned of 0.39 percent. Apart from its 0.37 ratio to assets of repossessed real estate, the Bank also had nonperforming assets at March 31, 2009, of 0.63 percent of assets. The comparable group had a higher 1.34 percent ratio of nonperforming assets to total assets, with all thrifts at a higher 2.03 percent and Southeast thrifts at a higher 3.27 percent. Historically, the Bank’s ratio of nonperforming assets to total assets has been generally modest and lower than industry averages. The Bank’s ratio of nonperforming assets to total assets was 0.55 percent, 0.65 percent, 0.52 percent, 0.91 percent and 1.04 percent at December 31, 2004, 2005, 2006, 2007 and 2008, respectively, averaging 0.73 percent for the past five years.

Financial Condition (cont.)

The Bank had a modestly higher 29.3 percent share of high risk real estate loans, compared to 12.1 percent for the comparable group and 10.3 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

At March 31, 2009, Cullman had $599,000 of allowances for loan losses, which represented 0.28 percent of assets and 0.36 percent of total loans. The comparable group indicated allowances equal to a higher 0.56 percent of assets and a larger 0.81 percent of total loans. More significant, however, is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Cullman’s $599,000 of allowances for loan losses, represented a lower 44.00 percent of nonperforming assets at March 31, 2009, compared to the comparable group’s higher 59.29 percent, with all thrifts at a higher 100.79 percent and Southeast thrifts at 81.24 percent. Cullman’s lower ratio of allowance for losses to nonperforming assets was due to the Bank’s recently higher nonperforming assets. Cullman’s ratio of net charge-offs to average total loans was 0.71 percent, compared to 0.22 percent for the comparable group, 0.36 percent for all thrifts and 0.54 percent for Southeast thrifts. This ratio reflects the Bank’s maintenance of a modestly lower average ratio of reserves to loans, and a recently lower ratio of reserves to nonperforming assets, combined with the Bank’s larger share of higher risk loans.

Cullman has a minimal level of interest rate risk, evidenced by its higher net portfolio value to assets ratio. As discussed previously, the Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 13.88 percent and indicates a 50 basis point increase from its 13.38 percent based on no change in interest rates. In order to control its interest rate risk, the Bank’s strategy has been to originate and retain adjustable-rate mortgage loans, commercial loans and short term consumer loans. At March 31, 2009, approximately 36.2 percent of the Bank’s mortgage loans carried adjustable rates. The Bank also recognizes that the planned minority stock offering will immediately strengthen the Bank’s post shock NPV ratio.

Financial Condition (cont.)

Compared to the comparable group, we believe that no adjustment is warranted for Cullman’s current financial condition.

BALANCE SHEET AND EARNINGS GROWTH

During its most recent five calendar years, Cullman has been characterized by average rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from 2004 to 2008 was 4.3 percent, compared to a higher 8.0 percent for the comparable group, 9.2 percent for all thrifts, and 10.9 percent for Southeast thrifts. The Bank’s lower asset growth rate is reflective primarily of its moderate loan growth and shrinkage in investments. The Bank’s loan portfolio indicated an average annual increase of 12.7 percent from 2004 to 2008, compared to average growth rates of 14.4 percent for the comparable group, 10.9 percent for all thrifts and 13.2 percent for Southeast thrifts.

Cullman’s deposits indicated an average annual increase of 5.4 percent from 2004 to 2008. Annual deposit growth was from a negative change of 4.2 percent in 2006 to a high of 20.1 percent in 2007, compared to average five year growth rates of 5.9 percent for the comparable group, 8.3 percent for all thrifts and 10.2 percent for Southeast thrifts. In addition to its lower rate of deposit growth, the Bank had a higher 27.2 percent five year average ratio of borrowed funds to assets, compared to the comparable group at 11.0 percent.

The Bank’s ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and deposit products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Cullman County experienced an increase in population and increase in households between 1990 and 2000, followed by slightly smaller increases in both population and households from 2000 to 2008. Those modest increases are projected to continue through 2013. The Bank’s primary market area indicates 2000 and 2008 per capita income and median

Balance Sheet and Earnings Growth (cont.)

household income modestly lower than Alabama and the United States. In 2000, the median housing value and median rent in Cullman County were also lower than Alabama and the United States.

The Bank’s historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment in a market area with modest growth in population and households, as well as per capita and median household income lower than state and national levels. Cullman’s internal projections indicate modest 4.0 percent deposit growth in 2010, partially reflecting the outflow of deposits to purchase stock, followed by continuing modest growth of 4.5 percent and 4.5 percent in 2011 and 2012, respectively. Total portfolio loans are projected to experience moderate growth in each of the next three years, as conversion proceeds are deployed, with cash and investments remaining stable. Cullman’s competitive operating environment, together with its projected deposit growth during the next few years, combined with moderate loan growth, should result in the continuation of lower asset, loan and deposit growth for the Bank relative to the comparable group.

As previously discussed, Cullman’s historical net interest margin and net earnings have been lower than the comparable group, as well as regional and national averages. Based on the deployment of offering proceeds, the Bank’s internal projections indicate that its volume of interest income and its yield on interest-earning assets will increase modestly in 2010, 2011 and 2012, resulting in an increasing trend in ROAA and ROAE. It is anticipated, nevertheless, that Cullman’s net interest margin and ROAA will equal or possibly exceed those of the comparable group within that three year horizon. Additionally, although the Bank’s ratio of equity to assets will increase by between 150 basis points and 200 basis points following the completion of its minority offering, that ratio is projected to decrease modestly from 2010 to 2012 as a result of leveraging strategies and will remain lower that the comparable group average.

Balance Sheet and Earnings Growth (cont.)

Based on the foregoing factors, we have concluded that no adjustment to the pro forma value is warranted for the Bank’s potential for balance sheet and earnings growth relative to the comparable group.

DIVIDEND PAYMENTS

The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations.

Eight of the ten comparable group institutions paid cash dividends during the twelve months ended March 31, 2009, for an average dividend yield of 3.04 percent and an average payout ratio of 160.25 percent. The average dividend yield is 1.95 percent for Southeast thrifts and 3.49 percent for all thrifts and the average payout ratio is 34.28 percent for Southeast thrifts and 71.00 percent for all thrifts. Such a higher payout ratio for the comparable group relates to the structure of mutual holding companies and the waiver of dividends on the majority shares owned by the mutual holding company.

In our opinion, no adjustment to the pro forma market value of the Bank is warranted at this time related to the dividend payment.

SUBSCRIPTION INTEREST

In 2008 and early 2009, investors’ interest in new issues declined significantly compared to 2007 and subscription levels have been much lower. Overall, the reaction of IPO investors appears generally to be related to a number of factors, including the financial performance and

Subscription Interest (cont.)

condition of the converting thrift institution, the weakness of the local economy, general market conditions, current aftermarket pricing activity, the high level of nonperforming assets and resulting higher provision for loan losses for thrifts, the current impact of the depressed housing market and actual losses by investors in thrift stocks. It has also been observed that in general, first and second stage mutual holding company offerings generate lower subscription levels than full conversions.

Cullman will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $2.7 million or a strong 32.9 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 3.92 percent of the total shares issued in the offering, including the shares issued to

Cullman Bancorp, MHC, the mutual holding company. Additionally, the Prospectus has higher purchase limits of 25,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and 50,000 shares can be purchased by persons and associates acting in concert.

The Bank has secured the services of Keefe Bruyette & Woods, Inc., to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, price activity in the aftermarket, the terms of the offering and recent subscription levels for the few mutual holding company offerings, we believe that a downward adjustment is warranted for the Corporation’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Keefe Bruyette & Woods, Inc. The stock of the Corporation will be quoted on the OTC Bulletin Board.

The Bank’s total public offering is smaller in size to the average market value of the comparable group. The comparable group has an average market value of $69.1 million for the stock outstanding compared to a midpoint public offering of $8.2 million for the Corporation, less the ESOP and the estimated 270,000 shares to be purchased by officers and directors, which will reduce the Corporation’s public market capitalization to approximately $5.5 million. Of the ten institutions in the comparable group, all trade on NASDAQ.

In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 76 mutual holding companies with the 204 fully converted stock companies. Our findings indicate that the fully converted companies have an average market capitalization of $50.8 million, while the mutual holding companies’ average market capitalization is $34.5 or 32 percent smaller; and that mutual holding companies average 3.9 million shares, with fully converted stock companies averaging 5.9 million shares. We find it significant, therefore, that the average daily trading volume of mutual holding companies was 3,396 shares during the past twelve months, while fully converted stock companies indicated an average daily volume of 86,598 shares, 25.5 times higher than the mutual holding companies. The market capitalization of the mutual holding companies was only 32 percent smaller than the fully converted companies and their average number of shares outstanding was only 33.1 percent smaller than the fully converted companies, while their trading volume was 96.1 percent lower.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Cullman is John A. Riley, III, who has served the Bank in that capacity since 2006 and has been a director of the Bank since 2000. Mr. Riley has been part of Cullman’s management team since 1999, having been initially employed by the Bank in 1993 as a loan officer. Alan R. Wood is currently executive vice president and director of lending of Cullman and has served in these positions since 2006. Mr. Wood has been in banking since 1986. Michael Duke joined Cullman in May 2007 as chief financial officer. He has been in the banking industry since 1977 and was employed by AmSouth Bank for 20 years. Ms. Robin Parson is senior vice president and director of savings for the Bank and has served in that position since 2002. She began her employment with the Bank in 1985. Ms. Robin O’Berry is senior vice president and secretary of Cullman, positions she has held since 1999. She has been employed by Cullman since 1986 and has held several positions in the lending department prior to her current position.

During the past five years, Cullman has been able to increase its deposit base, total assets and total equity, maintain a stable equity to asset ratio, control nonperforming assets, classified loans and charge-offs, maintain a reasonable overhead core expense position, particularly for a smaller institution, and slightly increase its market share in spite of strong competition. Although the Bank’s earnings and return on assets are below the comparable group, they are above industry averages. Operating expenses have been similar or below such averages, and management is confident that its offices are well positioned for reasonable growth and higher profitability.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that an upward adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, extreme volatility in the stock market and new capital requirements related to the regulation of financial institutions. The depressed housing market, rapid increase in foreclosure, rise in real estate owned and losses on sale of real estate owned have resulted in increased pressure on an individual institution’s ability to attract capital and to fund loans in a timely and profitable manner.

Based on prevailing market conditions, which have pressured the banking industry, particularly considering weaknesses in the aftermarket for initial financial institution offerings, we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in current offerings and, in our opinion, applicable to this particular offering. Consequently, at this time we have made a downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION APPROACH, METHODS AND CONCLUSION

Valuation Approach

As indicated in Section 3 of this Appraisal, in order to moderate the differences among the twelve comparable group companies, all of which are mutual holding companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion assumptions to their current financial structure. Our application to the Corporation of the market value adjustments relative to the comparable group determined in Section 4 will be the basis for the pro forma market value of the Corporation on a fully converted basis, pursuant to regulatory guidelines.

Exhibit 45 presents the Comparable Group Financial and Per Share Data and Exhibit 46 presents the Comparable Group Share and Market Data reflecting the comparable group’s current mutual holding company structure.

Exhibit 47 presents the adjusted Comparable Group Share and Market Data subsequent to our application of pro forma second stage conversion assumptions to the comparable group’s current mutual holding company structure. Those assumptions include the sale of all MHC shares at their current trading price on May 29, 2009; the reduction of the gross proceeds to recognize the impact of exemplary and customary offering expenses and benefit plans, the contribution to Cullman’s Foundation; and the reinvestment of the net proceeds at reasonable and current market rates, tax effected, to determine the pro forma earnings impact of the net proceeds.

Valuation Methods

Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry, particularly in the last two years.

Valuation Methods (cont.)

As earnings in the thrift industry stabilized and improved in the late 1990s, additional attention was given to the price to core earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating earnings have decreased significantly and declining interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions. In our opinion, the price to book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method.

In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s market area, stock liquidity, subscription interest and for the marketing of the issue. No adjustments were made for financial condition, balance sheet and earning growth and dividend payments. Upward adjustments were made for the Bank’s earnings performance and management.

Valuation Range

In addition to the pro forma market value, we have defined a valuation range recognizing the 43 percent public offering, the 2 percent of stock to the Foundation and the 55 percent interest in the Corporation to be retained by Cullman Bancorp, MHC, the Alabama chartered mutual holding company, parent of the Corporation. The pro forma market value or appraised value will also be referred to as the “midpoint value”, with the remaining points in the valuation range based on the number of shares offered to the public. The number of public shares at the

Valuation Range (cont.)

minimum will be 15 percent less than at the midpoint; increasing at the maximum to 15 percent over the midpoint; and further increasing at the maximum, as adjusted, commonly referred to as the supermaximum, to 15 percent over the maximum.

Price to Book Value Method

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition. Exhibit 48 shows the fully converted average and median price to book value ratios for the comparable group, which were 69.71 percent and 72.41 percent, respectively. The full comparable group indicated a moderately narrow range, from a low of 40.65 percent to a high of 89.36 percent. The comparable group had slightly higher average and median price to tangible book value ratios of 72.98 percent and 73.55 percent, respectively, with a range of 49.04 percent to 101.93 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed moderately from a low of 59.32 percent to a high of 87.76; and the comparable group’s price to tangible book value range narrowed modestly from a low of 59.32 percent to a high of 89.36 percent.

The Corporation’s book value was $25,963,000 and its tangible book value was $26,159,000 at March 31, 2009. Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 45.73 percent and a corresponding fully converted price to tangible book value ratio of 45.52 percent at the midpoint. The fully converted price to book value ratio increases from 41.33 percent at the minimum to 53.63 percent at the maximum, as adjusted, while the fully converted price to tangible book value ratio increases from 41.12 percent at the minimum to 53.40 percent at the maximum, as adjusted.

Price to Book Value Method (cont.)

The Corporation’s fully converted pro forma price to book value ratio of 45.73 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 49, is influenced by the Bank’s capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after the completion of the public offering at the midpoint of the valuation range will be approximately 15.60 percent compared to 14.55 percent for the comparable group.

Price to Core Earnings Method

The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Corporation’s after tax core earnings for the twelve months ended March 31, 2009, were $1,661,000 (reference Exhibit 7) and its net earnings were a loss of $293,000 for that period. To opine the pro forma market value of the Corporation using the price to core earnings method, we applied the core earnings base of $1,661,000.

In determining the fully converted price to core earnings multiple, we reviewed the ranges of fully converted price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. As indicated in Exhibit 48, the average fully converted price to core earnings multiple for the comparable group was 40.23, while the median was a similar but still high 40.55. The average price to net earnings multiple was a higher 45.41, and the median multiple was 44.71. The range of the fully converted price to core earnings multiple for the comparable group was from a low of 9.61 to a high of 79.13. The range in the fully converted price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 15.29 to a high of 60.27 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Price to Core Earnings Method (cont.)

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 12.21 at the midpoint, based on the Corporation’s core earnings of $1,661,000 for the twelve months ended March 31, 2009. The Corporation’s fully converted core earnings multiple of 12.21 is higher than its net earnings multiple, which was not meaningful due to a loss for net earnings.

Price to Assets Method

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true ratio following conversion.

Exhibit 48 indicates that the average fully converted price to assets ratio of the comparable group was 14.89 percent, and the median was 12.64 percent. The range in the price to assets ratios for the comparable group varied from a low of 5.27 percent to a high of 32.62 percent. The range narrows modestly with the elimination of the two extremes in the group to a low of 6.05 percent and a high of 23.15 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.27 percent at the midpoint, which ranges from a low of 7.10 percent at the minimum to 10.69 percent at the maximum, as adjusted.

Valuation Analysis and Summary

Exhibits 49 through 53 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation and the comparable group as fully converted.

Exhibit 54 presents the discounts or premiums of the Corporation’s fully converted pricing ratios relative to those of the fully converted comparable group. Based on the Corporation’s fully converted price to book value ratio and its equity of $25,963,000 at March 31, 2009, the Bank’s price to book value ratio of 45.73 percent represents a midpoint discount relative to the fully converted comparable group of 34.40 percent. The Corporation’s fully converted price to core earnings multiple of 12.21 represents midpoint discount relative to the fully converted comparable group of 69.64 percent. Recognizing the Corporation’s March 31, 2009, asset base of $214,212,000, the Bank’s fully converted price to assets ratio of 8.27 percent represents a midpoint discount relative to the fully converted comparable group of 44.46 percent.

Exhibits 55 through 60 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation’s minority offering and the reported pricing ratios of the comparable group in their current mutual holding company structure.

Exhibit 61 presents the discounts or premiums of the Corporation’s minority offering pricing ratios relative to those actually reported by comparable group. At the midpoint, the Corporation’s minority offering price to book value ratio of 58.99 percent represents a discount of 36.12 percent relative to the comparable group and decreases to 21.19 percent at the maximum, as adjusted. The price to core earnings multiple of 11.83 for the Corporation at the midpoint value indicates a discount of 74.67 percent, decreasing to 65.70 percent at the maximum, as adjusted. The Corporation’s price to assets ratio of 8.62 percent at the midpoint represents a discount of 40.35 percent, decreasing to a discount of 21.93 percent at the maximum, as adjusted.

Valuation Conclusion

As presented in Exhibit 49, the fully converted pro forma valuation range of the Corporation is from a minimum of $16,150,000 or 1,615,000 shares at $10.00 per share to a maximum of $21,850,000 or 2,185,000 shares at $10.00 per share, with a maximum, as adjusted, of $25,127,500 or 2,512,750 shares at $10.00 per share. Exhibit 49 also presents in detail the total number of shares to be issued at each valuation range and the respective number of shares issued to the mutual holding company, the public and the foundation.

It is our opinion that, as of May 29, 2009, the pro forma market value of the Corporation was $19,000,000 at the midpoint, representing a total of 1,900,000 shares at $10.00 per share, including 817,000 shares or 43 percent of the total shares offered to the public, 2 percent of the total shares or 38,000 shares issued to the Cullman Savings Bank Foundation, and 1,045,000 shares or 55.00 percent of the total shares issued to Cullman Bancorp, MHC, the mutual holding company.

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